CHOICEONE
FINANCIAL SERVICES, INC.
THE RIGHT CHOICE FOR YOU

[PICTURE OF SPARTA STATE BANK WITH VINTAGE AUTOMOBILE IN FRONT]

1997 REPORT TO THE SHAREHOLDERS













































      .
CHOICEONE
[PICTURE WITH WORDS IN IT]
"...THE FINANCIAL INSTITUTION OF CHOICE FOR MANY GENERATIONS..."

Dear Shareholders,

     We are excited to be celebrating our 100th Anniversary as the financial institution of choice for many generations of families in our markets. Our business is truly based on serving other people's needs. We try never to forget that, and we are very proud of our century-long heritage of service. Even though we often talk in terms of numbers, we continue to be true to our original mission of meeting the expectations of shareholders, clients, employees, and the communities we serve.

     The year of 1997 proved to be challenging but successful for ChoiceOne. Net income for the year was $1,737,000 or $3.23 per share, compared to $1,695,000 or $3.14 per share in 1996. The annualized return on average shareholders' equity was 11.58% compared to 12.00% for 1996. We continued to grow as total assets increased to $156,329,000 from $141,731,000 during the period.

     During the year, the defined benefit pension plan was eliminated and replaced by a 401(k) and Employee Stock Ownership Plan (ESOP) to improve the Company's ability to manage future liability. The new plan allows the Company much more flexibility in managing this expense and better aligns employee benefits with Company performance. This change required a one-time, non-cash accounting adjustment that lowered net income by approximately $185,000.

     The Bank is now well established in north Kent County with facilities that are modern and efficient. Today we can provide clients with a multitude of services, including travel (through the acquisition of Alpine Travel, Inc., last year). The challenge now is to further establish ChoiceOne as a premier provider of consumer and commercial financial services while building our recognition in the newer markets. Sales effectiveness and cost efficiencies should be enhanced by adding points of access, modifying our existing facilities, and upgrading equipment.

     We look forward to the opportunities the changing financial services industry will bring our way during 1998. We appreciate your loyalty as shareholders during these first 100 years and will maintain our focus on increasing the value of your investment in ChoiceOne Financial Services, Inc., during the next 100 years.

Sincerely,

/s/Jae M. Maxfield                           /s/L. Edmond Eary, Jr., M.D.
Jae M. Maxfield                              L. Edmond Eary, Jr., M.D.
President and Chief Executive Officer        Chairman

[PICTURE OF JAE M. MAXFIELD AND L. EDMOND EARY, JR., M.D.]

                                                1997           1996          % CHANGE
For the year (dollars in thousands):
Net interest income                         $    6,315      $    5,574           9.7%
Provision for loan losses                          539             523           3.1%
Noninterest income                               1,769           1,555          13.8%
Noninterest expense                              5,176           4,436          16.7%
Income before income taxes                       2,369           2,350            .8%
Income tax expense                                 632             655         (3.5)%
Net income                                       1,737           1,695           2.5%
Cash dividends declared                            783             663          18.1%

Per share<F*>:
Net income                                  $     3.23      $     3.14           2.9%
Cash dividends                                    1.46            1.23          18.7%
Shareholders' equity                             28.93           27.06           6.9%

At year end (dollars in thousands):
Securities                                  $   19,942      $   23,006        (13.3)%
Gross loans                                    127,776         110,099          16.1%
Deposits                                       107,492          95,606          12.4%
Shareholders' equity                            15,537          14,537           6.9%
Assets                                         156,329         141,731          10.3%

Ratios:
Return on average assets                          1.17%           1.38%
Return on average shareholders' equity           11.58%          12.00%
Dividend payout
  Cash (based on net income)                     45.08%          39.12%
  Stock (based on shares outstanding)             6.00%           none
Shareholders' equity to assets (at year end)      9.94%          10.26%

<F*>Per share amounts are retroactively adjusted for the effect of stock dividends.



FINANCIAL HIGHLIGHTS

100 YEARS

CHOICEONE: THEN AND NOW

100 YEARS

          In August of 1898, when Sparta was just a small village, Sparta State Bank incorporated with capital investment of $15,000--a goodly sum at the time. A century later, Sparta has grown to almost 4,000 people. The Bank, now known as ChoiceOne, has grown to be a well-established financial institution with assets of $156.3 million, now serving Cedar Springs and Grand Rapids, as well.

YESTERDAY AND TODAY

          Looking back on over a century of service, we see many changes have taken place; yet one thing remains the same: a firm commitment to serve the financial needs of our communities.
          In 1912 our first female employee, Della Rice, joined our Bank at a salary of $9 a week. Today, ChoiceOne has almost 100 men and women who work at our banking, insurance, and travel offices. They're the same kind of people we've always had: friendly, loyal, and reliable--people who know our customers by name and treat them as friends and neighbors.
          In 1915 the city's first electric chime clock was installed. Choice24, a 24-hour banking line, was installed 80 years later, allowing customers to call for information about their accounts, any time.

MOVING AHEAD

          In 1935 we became members of the FDIC and installment loans were first made available to consumers. Today, 8,749 area families, individuals, and businesses take advantage of our lending to purchase everything from new equipment to new homes.
          In 1950 we moved from recording savings records by hand to using proofing machines. As we enter our secured 100 years of service, we now use computers to track the details of our business--but still retain a personal involvement in the financial well-being of our customers.


"I THOROUGHLY ENJOYED HELPING PEOPLE AND I STRONGLY BELIEVE IN TREATING THEM LIKE A PERSON AND NOT AS A NUMBER. I HOPE THAT I HAVE MAINTAINED THAT TYPE OF RELATIONSHIP WITH OUR CUSTOMERS."

                                                       --Gordon VanDenHout
                                     on his retirement as director in 1991

CONVENIENCE IS KEY

          The 1960s saw the installation of our first walk-up window and the remodeling of our main office. The 1970s and 1980s were also a period of growth, with another expansion of the main office and the installation of our first Automatic Teller Machine (ATM), then a major innovation in the banking industry. An ATM offspring, our ChoiceCheck debit card, was introduced a decade later. Our very first branch office opened in 1990 at the corner of Ida Red Drive and Division, with a new drive-through ATM and three drive-up lanes for quick, convenient service.
          Convenience remains one of our top priorities as we look at the future for our customers. Plans include more branches and services, such as on-line banking to meet the needs of a computer-based society.

GROWING FAMILY OF SERVICES

          The 1990s have also been a period of significant change for ChoiceOne, with the addition of Travel and Insurance Agencies to give customers easy services "all under one roof." In 1997 we served a growing list of customers through three unique offerings.

TODAY

COMMITMENT TO THE COMMUNITIES

          Many of our customers have grown up along with us--fourth and fifth generations of families--and they wouldn't go anywhere else. Because they know us--and we know them.
          In 1898 we pledged to help build the local area by supporting business growth, assisting in agricultural development and providing a variety of banking services to the public.
          This pledge still holds true in 1998. In an age where small local banks are being swallowed up by large, impersonal institutions. ChoiceOne is still a true community bank where the important decisions are still made by members of the community.
          We offer broad and diversified services comparable to those of a large financial institution. So our customers really do get the best of both worlds: a bank with a solid history of personal attention to community involvement, and on which is moving into the future with products today's customers need.
          The next century is sure to bring with it more changes. However, one thing will always remain the same: the commitment of ChoiceOne to meet the expectations of the community we've grown up with...just like we've been doing for our first 100 years.

CHOICEONE BANK AND
INSURANCE,
PLAINFIELD AVENUE BRANCH,
GRAND RAPIDS

[PICTURE OF BRANCH BANK ON PLAINFIELD AVENUE]

BOARD OF DIRECTORS

[PICTURE OF BOARD OF DIRECTORS FOR 1998]

BOARD OF DIRECTORS, 1998.

Front row, left to right

William F. Cutler, Jr.
Former Vice President,
H.H. Cutler Company

Linda R. Pitsch
Secretary,
ChoiceOne Financial Services, Inc.
Senior Vice-President-Cashier,
ChoiceOne Bank

Jae M. Maxfield
President & Chief Executive Officer,
ChoiceOne Bank,
ChoiceOne Financial Services, Inc.

L. Edmond Eary, Jr. M.D.
Chairman of the Board,
ChoiceOne Bank,
ChoiceOne Financial Services, Inc.
Retired, Private Medical Practice

Andrew W. Zamiara, R.Ph.
President & Manager,
Momber Pharmacy & Gift Shop

Back row, left to right

Lawrence D. Bradford
President,
ChoiceOne Insurance Agencies, Inc.

Lewis G. Emmons
Special Projects Manager,
Great Day Foods, Inc.

Frank G. Berris
Owner,
American Gas & Oil Co., Inc.

Jon E. Pike, C.P.A.
Managing Partner,
Beene Gartner L.L.P

Stuart Goodfellow
Owner,
Goodfellow Vending Services &
Goodfellow Blueberry Farms
















































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[PICTURE OF ONE DOLLAR BILLS, GENERAL LEDGER BOOKS, PEN, WATCH, SPARTA STATE
BANK STOCK CERTIFICATE AND DIRECTOR'S OATH]


















































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[PICTURE OF OLD CASH VAULT]















































              <COPYRIGHT>1998 CHOICEONE FINANCIAL SERVICES, INC.